UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 8, 2014

Date of Report (Date of earliest event reported)

YuMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36039	27-0111478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1204 Middlefield Road, Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 591-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

As previously reported, on November 4, 2014, the Board of Directors (the “Board”) of Yume, Inc. (the “Company”) appointed Tony Carvalho, age 57, its acting Chief Financial Officer, to serve as Executive Vice President, Chief Financial Officer of the Company, effective immediately.

Compensation of Mr. Carvalho

On December 8, 2014, the Compensation Committee of the Board made the following determinations with respect to compensation arrangements for Mr. Carvalho:

Base Salary and Bonus. Mr. Carvalho will receive an annual base salary of $300,000 and will be eligible for an annual bonus under the Company’s Cash Incentive Plan as in effect from time to time with a target amount of 40% of base salary. Both base salary and bonus are subject to annual review.

Restricted Stock Units (Vesting over 4 years). Mr. Carvalho will receive 20,000 restricted stock units. The restricted stock units will vest in equal annual installments over four years.

Stock Options (Vesting over 4 years). Mr. Carvalho will receive an option to purchase 40,000 shares of the Company’s common stock at a price per share equal to the closing price per share of the common stock on December 8, 2014. The stock options will vest monthly thereafter over the following 48 months.

Severance Terms. Mr. Carvalho is eligible for severance benefits comparable to other executives at his level as in effect from time to time, a current description of which is set forth in Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed on July 2, 2013 and incorporated by reference herein.

Other Benefits. Mr. Carvalho is eligible to participate in the benefit programs generally available to senior executives of the Company.

Mr. Carvalho’s bonuses and equity grants will be subject to the Company’s “clawback” policies as in effect from time to time.

The Company also intends to enter into its standard form indemnification agreement with Mr. Carvalho, which is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed on July 2, 2013 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YuMe, Inc.

/s/ Tony Carvalho

Tony Carvalho
Chief Financial Officer
(Principal Financial Officer and Duly Authorized Signatory)

Dated: December 8, 2014